United States securities and exchange commission logo





                      July 14, 2020

       Neil Sorahan
       Chief Financial Officer
       Ryanair Holdings plc
       c/o Ryanair DAC
       Dublin Office
       Airside Business Park, Swords
       County Dublin, K67 NY94, Ireland

                                                        Re: Ryan Holdings plc
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2019
                                                            Filed July 30, 2019
                                                            File No. 0-29304

       Dear Mr. Sorahan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              David I. Gottlieb